As filed with the Securities and Exchange Commission on July 31, 2025

Registration No. 333-214847

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-214847

UNDER
THE SECURITIES ACT OF 1933

_________________________
AMETEK, INC.
(Exact name of registrant as specified in its charter)
_________________________

Delaware	14-1682544

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Cassatt Road
Berwyn, Pennsylvania	19312

(Address of principal executive offices)	(Zip Code)

Superior Tube Company, Inc. Union 401(k) Plan
(Full title of the plan)

Dalip M. Puri
Executive Vice President — Chief Financial Officer
AMETEK, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312-1177
(610) 647-2121
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Robert S. Feit, Esq.
Senior Vice President, General Counsel & Corporate Secretary
AMETEK, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312-1177
(610) 647-2121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

AMETEK, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to its Registration Statement on Form S-8 (No. 333-214847) filed with the Securities and Exchange Commission on November 30, 2016 (the “Registration Statement”) to deregister any and all securities that remain unissued under the Registration Statement. The Registration Statement related exclusively to shares of common stock of the Registrant (the “Common Stock”) issuable pursuant to the Superior Tube Company, Inc. Union 401(k) Plan (the “Plan”).

The Registrant is no longer issuing securities under the Plan. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Plan that remain unissued at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered under the Registration Statement that remain unissued as of the date of this Post-Effective Amendment.

When filed on November 16, 2016, the Registration Statement covered 100,000 shares of Common Stock. Effective December 31, 2024, AMETEK, Inc. merged the Superior Tube Company Inc. Union 401(k) Plan (the “Superior Tube Plan”) with and into the AMETEK Retirement and Savings Plan (the “Plan Merger”). As a result of the Plan Merger, interest in the Superior Tube Plan, which previously constituted securities registered under the Securities Act of 1933, as amended, no longer exist.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on July 31, 2025.

AMETEK, INC.

By:	/s/ Thomas M. Montgomery
Name: Thomas M. Montgomery
Title: Senior Vice President - Comptroller

No other person is required to sign this Post-Effective Amendment No. 1 to the registration statement in reliance on Rule 478 of the Securities Act of 1933, as amended.